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                        CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4) of IMC Global Inc. pertaining to the following employee benefit plans:

     1982 Stock Option Plan of Freeport-McMoRan Inc.
     1988 Stock Option Plan for Non-Employee Directors of
        Freeport-McMoRan Inc.
     Freeport-McMoRan Inc. 1992 Stock Option Plan
     Freeport-McMoRan Inc. 1996 Stock Option Plan

and in those related Prospectuses of our report dated July 23, 1997, except for Note 22, as to which the date is September 5, 1997, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report on Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission.



                                      /s/ Ernst & Young LLP


Chicago, Illinois
January 20, 1998